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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Numbers 333-49567, 33-42912, 33-66296, 33-82306, 33-82308 and
333-31801) pertaining to the 1998 Non-Officers' Equity Incentive Plan, the 1988 Employee Stock Option Plan, the 1988 Consulting Stock Option Plan, the 1991 Equity Incentive Plan, the 1991 Employee Stock Purchase Plan and the 1994 Non-Employee Directors' Stock Option Plan of COR Therapeutics, Inc of our report dated January 19, 1999, with respect to the financial statements of COR Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998.

                                             ERNST & YOUNG LLP



Palo Alto, California
March 23, 1999